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                                                                    EXHIBIT 10.2




                              SHARE OPTION SCHEME
                                       OF
                       DRANSFIELD CHINA PAPER CORPORATION

1. The Directors may, at their discretion, invite employees of the Company (including any executive director of the Company) to take up options to subscribe for shares at a price calculated in accordance with paragraph (2) below.

2. The subscription price for Shares under the Share Option Scheme shall be a price, notified by the Directors to an employee, being not less than 80% of the average of the closing prices of the Shares on the American Stock Exchange or Nasdaq as stated in the American Stock Exchange's or Nasdaq's quotation sheets for the five trading days immediately preceding the date of the offer of the option or the nominal value of the Shares, whichever is the higher.

3. The maximum number of Shares in respect of which may be granted (together with options exercised and options then outstanding) under the Share Option Scheme and any other scheme may not exceed such number of Shares as shall represent 10% of the nominal amount of the issued share capital of the Company from time to time, excluding for this purpose Shares issued on exercise of options granted under the Share Option Scheme.

4. No option may be granted to any one person which if exercised in full would result in the total number of Shares already issued and issuable to him under the Share Option Scheme exceeding 25% of the aggregate number of Shares for the time being issued and issuable under the Share Option Scheme.

5. An option may be exercised in accordance with the terms of the Share Option Scheme at any time during the three-year period commencing 12 months after the date on which the option is accepted and expiring on the last day of the three year period or 2nd April, 2003, whichever is the earlier.

6. An option may not be transferred or assigned and is personal to the grantee.

7. If the grantee of an option leaves the service of the Company for any reason other than death, serious misconduct or certain other ground, the grantee may exercise the option up to the grantee's entitlement at the date of cessation (to the extent not already exercised) within the period of one month following the date of such cessation, which date shall be the last actual working day with the Company whether salary is paid in lieu of notice or not.





                                                                    Exhibit 10.2
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8.       If the grantee of an option ceases to be an employee of the Company by reason of death, his or her personal representative may exercise the option in full (to the extent not already exercised) within a period of 12 months thereafter, or such longer period as the Directors may determine, failing which it will lapse.

9. If the grantee of an option leaves the service of the Company by reason of serious misconduct or on certain other grounds, his or her option will thereupon lapse forthwith.

10. In the event of any alteration in the capital structure of the Company while any option remains exercisable, such corresponding alterations (if any) certified in writing by the auditors for the time being of the Company as fair and reasonable will be made in the subject matter of the option so far as unexercised, the subscription price, and/or the method of the exercise of the option, provided that any such alteration will be made on the basis that the proportion of the issued share capital of the Company to which a grantee is entitled after such alteration will remain the same as that to which he was entitled before such alteration and that no Share will be issued at less than its nominal value.

11. In the event of an effective resolution being passed for the voluntary winding up of the Company, the grantee of an option (or his or her legal personal representatives) may by notice in writing to the Company within 21 days after the date of such resolution elect to be treated as if the option (to the extent not already exercised) had been exercised immediately before the passing of such resolution either to its full extent or to the extent specified in the notice, such notice to be accompanied by the subscription price for the Shares in respect of which notice is given, whereupon the grantee will be entitled to receive out of the assets available in liquidation pari passu with the holders of Shares such sum as would have been received in respect of the Shares, the subject of such election. Subject to the above, an option will lapse automatically (to the extent not exercised) on the date of commencement of the winding up of the Company.

12. If a general offer is made to all the holders of Shares (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in concert with the offeror) and such offer becomes or is declared unconditional, the grantee (or his or her legal personal representatives) shall be entitled to exercise the option in full (to the extent not already exercised) at any time within 14 days after the date on which the offer becomes or is declared unconditional.





                                                                    Exhibit 10.2
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13.      The Shares to be allotted upon the exercise of an option will be subject to all the provisions of the Company's memorandum and articles of association for the time being in force and will rank pari passu with the fully paid Shares in issue on the date of allotment and accordingly will entitle the holders to participate in all dividend or other distributions paid or made on or after the date of allotment other than any dividends or other distributions previously declared or recommended or resolved to be paid or made if the record date therefor shall be before the date of allotment.

14. The Share Option Scheme is conditional on the Listing Committee of the American Stock Exchange or of the Nasdaq National Market granting approval of it and any options which may be granted thereunder and the granting of listing of and permission to deal in the Shares to be issued as mentioned therein.

15.      The Share Option Scheme will remain in force for a period of 10 years.

16. Unless the context otherwise requires, references to "Share Option Scheme" include shares in the Company of any other nominal amount as shall result from a sub-division or a consolidation of such shares from time to time.





                                                                    Exhibit 10.2
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